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Exhibit 99

For Immediate Release

FOR: QUIXOTE CORPORATION
CONTACT:	Daniel P. Gorey Chief Financial Officer Joan R. Riley Director of Investor Relations (312) 467-6755	Investor Relations: Christine Mohrmann/Jim Olecki Financial Dynamics (212) 850-5600

QUIXOTE CORPORATION REPORTS FISCAL 2006 FIRST QUARTER RESULTS

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  First quarter sales of $39.4 million, a 4% increase from last year

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  Operating profit for the first quarter improves $1.5 million

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  First quarter EPS of $0.03, meeting Company's expectations

        CHICAGO, IL, October 27, 2005—Quixote Corporation (Nasdaq: QUIX) today reported results for its first quarter ended September 30, 2005.

        For the fiscal 2006 first quarter, net sales increased 4% to $39,391,000, compared to net sales of $37,987,000 in the first quarter of fiscal 2005. Operating profit increased significantly to $1,627,000 in the fiscal 2006 first quarter, compared to operating profit of $137,000 in the first quarter last year. For the first quarter of fiscal 2006, the Company reported net earnings of $276,000, or $0.03 per diluted share, compared with a net loss of $261,000, or $0.03 per diluted share, in the first quarter of fiscal 2005. Fiscal 2006 first quarter net earnings include approximately $0.02 per diluted share related to the expensing of stock options and an after-tax gain of $392,000, or $0.04 per diluted share, resulting from a settlement of claims with the seller of Peek Traffic.

        Leslie J. Jezuit, Chairman and Chief Executive Officer, commented, "Our 2006 fiscal first quarter results were in line with our previous expectations. During the first quarter we were encouraged to see healthy growth from our Inform Group, where revenues increased 10% compared to the first quarter last year due to increased sales across nearly all major product lines. Importantly, sales of traffic and intersection control products increased 5% for the first quarter. Sales for our Protect and Direct Group declined 3% during the quarter primarily due to decreased international sales. However, overall international sales increased 4% during the first quarter."

        Mr. Jezuit continued, "As we stated previously, although the new federal highway spending bill (SAFETEA-LU) was signed into law in August, we don't expect to realize significant benefits of the bill's passage until the second half of fiscal 2006. In the meantime, we continue to focus on strengthening the Company as a whole through new product development, diligent cost management and increased sales efforts. During the first quarter, we made increased investments in research and development to ensure we offer our customers the best products and maintain our position as the leader in our industry. We believe these actions will enable Quixote to continue to achieve its financial expectations and position the Company to take advantage of increased funding levels resulting from the new highway spending bill."

        Mr. Jezuit concluded, "Looking forward, we have a great deal of confidence in Quixote's strong fundamentals and long-term prospects. We have seen increased sales activity resulting in backlog growth that should benefit the Company as we proceed through the year. As we enter into the typical seasonal low-point for our business, we expect diluted earnings per share for the fiscal 2006 second quarter to be between break-even and a loss of $0.04 per diluted share."

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        Quixote Corporation will be hosting a telephone conference call at 10 a.m., Eastern Time, today, October 27, 2005, to further discuss its quarterly results and corporate developments. This conference call will be broadcast simultaneously over the Internet at www.quixotecorp.com and may be accessed and listened to by clicking the icon on the Company's homepage.

        Quixote Corporation, (www.quixotecorp.com), through its wholly-owned subsidiaries, Quixote Transportation Safety, Inc., Quixote Traffic Corporation and Quixote Transportation Technologies, Inc., is the world's leading manufacturer of energy-absorbing highway crash cushions, electronic wireless measuring and sensing devices, weather forecasting stations, computerized highway advisory radio transmitting systems, intelligent intersection control systems, automated red light enforcement systems, mobile and permanent variable electronic message signs, flexible post delineators and other transportation safety products.

        Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the Company's Form 10-K for its fiscal year ended June 30, 2005, under the caption "Forward-Looking Statements" in Management's Discussion and Analysis of Financial Condition and Results of Operations, which discussion is incorporated herein by this reference. Other factors may be described from time to time in the Company's public filings with the Securities and Exchange Commission, news releases and other communications. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(2 Tables to Follow)

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Quixote Corporation
Earnings Summary

	Three Months Ended September 30,
	2005	2004
Net sales	$39,391,000	$37,987,000
Cost of sales	28,445,000	26,715,000

Gross profit	10,946,000	11,272,000
Operating expenses:
Selling & administrative	7,889,000	9,875,000
Research & development	1,430,000	1,260,000

	9,319,000	11,135,000
Operating profit	1,627,000	137,000
Other income (expense)
Interest income	1,000	34,000
Interest expense	(1,183,000)	(592,000)

	(1,182,000)	(558,000)
Earnings (loss) before income taxes	445,000	(421,000)
Income tax provision (benefit)	169,000	(160,000)

Net earnings (loss)	$276,000	$(261,000)

Per share data—basic:
Net earnings (loss)	$0.03	$(0.03)
Average common shares outstanding	8,909,581	8,761,368
Per share data—diluted:
Net earnings (loss)	$0.03	$(0.03)
Average common shares outstanding	9,061,500	8,761,368

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Quixote Corporation
Balance Sheet

	As of September 30, 2005	As of June 30, 2005
Assets
Current assets
Cash and cash equivalents	$399,000	$156,000
Accounts receivable, net	34,011,000	32,745,000
Inventories	28,016,000	27,411,000
Other current assets	7,594,000	6,925,000

	70,020,000	67,237,000

Net property, plant and equipment	24,094,000	25,008,000
Intangible assets and other, net	44,158,000	44,545,000

Total assets	$138,272,000	$136,790,000

Liabilities and Shareholders' Equity
Current liabilities	$21,538,000	$24,304,000
Long-term debt, net	55,384,000	49,587,000
Other long-term liabilities	1,049,000	1,053,000
Shareholders' equity	60,301,000	61,846,000

Total liabilities and shareholders' equity	$138,272,000	$136,790,000

Other Information

	Three months ended September 30,
	2005	2004
Operating cash flow	$(1,400,000)	$(200,000)
Depreciation and amortization expense	$1,600,000	$1,400,000
Capital expenditures	$300,000	$800,000

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QUIXOTE CORPORATION REPORTS FISCAL 2006 FIRST QUARTER RESULTS